Exhibit 1.7

APPROVED

By the Board of Directors dated 31.01.2013

Chairman of the Board of Directors

                                          (I.V.Zuzin)

Secretary of the Meeting

                                          (I.N.Ipeeva)

AMENDMENTS TO THE CHARTER OF

Open Joint Stock Company

“Mechel”

(hereinafter, the “Company”)

1. Paragraph 3.17 of articles 3 of the Charter of the Company “Legal status of the Company” shall state as follows:

“3.17. The Company has the following representative offices:

- Representative office in the Republic of Korea with its registered office at: 945-10 Daechi-dong Gangnam-gu, Seoul;

- Representative office in Japan with its registered office at: No. 302 Atagoyama Bengoshi Building 1-6-7 Atago Minato-ku, Tokyo 105-0002;

- Representative office in the People’s Republic of China with its registered office at: Rm. 401 on the 4th Floor of Wangtong Center, Unit 1, Building 6, Chaoyangmenwai Dajie, Chaoyang District, Beijing 100020, China;

- Representative office in Ukraine with its registered office at: 17 Lineynaya str., Kiev 03038, Ukraine;

- Representative office in the Republic of Belarus with its registered office at: 9 Pashkevich str., Minsk 220029, Republic of Belarus”.

Moscow, 2013